EXHIBIT 99

MBT FINANCIAL CORP. ANNOUNCES DIVIDENDS AND

SHARE REPURCHASE AUTHORIZATION

FOR IMMEDIATE RELEASE - Monroe, MI, January 28, 2016 – MBT Financial Corp. (NASDAQ: MBTF) announced today that its Board of Directors approved the resumption of regular dividend payments beginning with a $0.03 per share dividend. This is the first dividend paid by the company since 2009. In addition, the Board of Directors also approved payment of a special dividend of $0.50 per share. The two dividend payments will be paid in a single distribution on February 19, 2016 to shareholders of record as of February 12, 2016.

“Our company has been consistently profitable since the third quarter of 2011, and we recently announced very positive results for 2015. We are pleased to resume dividend payments and share our success with our investors. The 3 cent dividend represents the distribution of a portion of our current quarterly profit while the 50 cent dividend reflects a distribution of capital that was accumulated through earnings over the past few years. Our remaining regulatory agreements were removed in 2015, which now allows us to consider the payment of dividends as well as other capital management strategies.” stated Doug Chaffin, President & CEO of MBT Financial Corp. and Monroe Bank & Trust.

MBT also announced today that its Board of Directors authorized the repurchase of up to 2 million shares of its common stock. This represents 8.8% of the company’s outstanding common shares. Repurchases may be conducted from time to time in the open market or through privately negotiated transactions. This authorization commences February 1, 2016 and expires January 31, 2018.

“This share repurchase plan demonstrates MBT Financial Corp.’s commitment to enhancing shareholder value and utilizing the company’s capital in an efficient manner,” Chaffin added.

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan. With over $1.3 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach. MBT employee volunteers contribute approximately 9,000 hours of community service annually. MBT’s Commercial Lending Group is a top SBA lending partner. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan. The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets. With offices and ATMs in Monroe, Wayne, and Lenawee Counties, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

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For more information, contact:

Julian Broggio

Vice President - Director of Marketing

Monroe Bank & Trust

(734) 240-2341